                               AMENDMENT 1998-1

                          MERCURY GENERAL CORPORATION
                              PROFIT SHARING PLAN



  WHEREAS, Mercury General Corporation (the "Company") maintains the Mercury General Corporation Profit Sharing Plan (the "Plan"); and

  WHEREAS, pursuant to Section 9.1 of the Plan, the Company has the right to amend the Plan; and

  WHEREAS, the Company deems it advisable to clarify the eligibility provisions of the Plan, effective January 1, 1998; and

  WHEREAS, the Company desires to make it clear that any participant in the Plan who was formerly employed by American Fidelity Insurance Company ("AFI") will be credited with vesting service under the Plan for his or her service with AFI prior to the acquisition of AFI by the Company; and

  WHEREAS, the Company deems it advisable to require that a Participant be credited with 1,000 Hours of Service (and be a Participant on the Anniversary
Date) in order to receive an allocation of the Company Contribution or ESOP Contribution; and

  WHEREAS,the Company wishes to amend the provisions of Section 3.10 of the Plan to provide greater flexibility to the Committee in selecting Investment Funds;

  NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 1998, except as otherwise provided hereunder:

  1. The definition of "Eligible Employee" in Section 1.2 of the Plan shall be amended to read as follows:

  "`Eligible Employee' shall mean any Employee of the Company, except that there shall be excluded all leased employees described in Section 414(n) of the Code, all Employees who are compensated on an hourly basis (provided that, effective January 1, 1997 and thereafter, the exclusion of employees compensated on an hourly basis shall not apply to any Employee who was formerly employed by American Fidelity Insurance Company ("AFI")) and, effective January 1, 1998 and thereafter, the exclusion of employees compensated on an hourly basis shall not apply to any Employee classified by the Company as a permanent Employee), all Employees working on a piecework basis and those Employees covered by a collective bargaining agreement between the Company and any collective bargaining representative if retirement benefits were the subject of good faith bargaining between such representative and the Company, unless the Employee is a member of a group of employees to whom this Plan has been extended by such a collective bargaining agreement, and Employees who are nonresident aliens and receive no United States source income."

  2. The definition of "ESOP Allocation Period" in Section 1.2 of the Plan is amended, effective January 1, 1998, to read as follows:

  "`ESOP Allocation Period' shall, effective January 1, 1998, mean each Plan Year beginning with the Plan Year commencing January 1, 1998. The ESOP Allocation Period may be changed at the direction of the Committee."

3. The definition of "Year of Vesting Service" under Section 1.2 shall be amended by adding the following at the end thereof:

    "Additionally, any Participant in the Plan who was employed by American Fidelity Insurance Company ("AFI") on the date on which AFI was acquired by Mercury General Corporation (the "Acquisition"), shall be credited with a Year of Vesting Service for each pre-Acquisition year of vesting service credited to him or her under the American Fidelity Companies Employees Savings Plan."

    4. The first sentence of Section 3.1(c) of the Plan shall be amended to read as follows:

    "As of each Anniversary Date, there shall be allocated from the Company contribution under Section 3.1(a) for the Plan Year and any amount credited to a former Employee's Company Contribution Account as of the preceding Anniversary Date which has been forfeited (as set forth in Section 6.2), to the Company Contribution Account of each Participant who completed at least 1000 Hours of Service during the Plan Year and who is a Participant on the Anniversary Date, an amount equal to that portion of the total allocable amount that the Participant's Compensation bears to the total Compensation of all such Participants."

    5.  Section 3.10 is amended in its entirety to read as follows:

    "3.10 - Investment Funds.
            ----------------

    (a) Separate Investment Funds shall be established and maintained by the Committee under this Plan. The Committee may, in its discretion, terminate any Investment Fund. The Committee shall determine the number of Investment Funds and the Administrator, the Trustee or the Investment Manager shall determine the investments to be made under the Investment funds.

    (b) Pursuant to rules established by the Committee and subject to the provisions of this Section, each Participant shall have the right and obligation to designate in which of the Investment Funds his Accounts will be invested, and to change such designation. The designation shall be on such forms as are established by the Committee or pursuant to such other methods approved by the Committee (including telephonic transfers if authorized by the Committee). The Committee shall describe to the Participants the investments to be made under each Investment Fund in such detail as the Committee deems appropriate in its sole discretion. If a Participant does not make an election with respect to the investment of his Accounts, they will be invested in the fund selected by the Committee as announced to Participants. The Committee may establish other rules, regulations, and procedures regarding the Investment Funds as it deems appropriate in its sole discretion."

    6. The first sentence of Subsection 4.3(f) shall be amended to read as follows, effective with respect to ESOP Allocation Periods beginning January 1, 1998 and thereafter:

    "(f) As soon as practicable following each ESOP Allocation Period, all Leveraged Shares that have been released from the Loan Suspense Account as a result of loan amortization payments made during such ESOP Allocation period that have not and will not be allocated pursuant to Subsection (e) shall be allocated together with any amount credited to a former Employee's ESOP Account which has been forfeited (as set forth in Section 6.2) to the ESOP Account of each person who is credited with at least 1000 Hours of Service during the Plan Year and who is a Participant on the last day of the applicable ESOP Allocation Period, an amount equal to that portion of the total allocable amount that the Participant's Compensation during the ESOP Allocation Period bears to the total Compensation of all such Participants during the ESOP Allocation Period."


    IN WITNESS WHEREOF, this Amendment 1998-1 is hereby adopted this 6th day of February, 1998.


                                    MERCURY GENERAL CORPORATION



                                    By /s/ George Joseph
                                       ------------------------
                                    Its C.E.O.